EXHIBIT 2.1.1

                                 AMENDMENT NO. 1

                                       TO

                          AGREEMENT AND PLAN OF MERGER


         This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the "AMENDMENT"), made this 6th day of April, 2005 is entered into by and among Xtrana, Inc., a Delaware corporation ("XTRANA"), AIC Merger Corporation, a California corporation and wholly-owned subsidiary of Xtrana ("MERGERCO"), and Alpha Innotech Corporation, a California corporation ("AIC"). Xtrana, MergerCo and AIC are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS:

         A. The Parties have entered into that certain Agreement and Plan of Merger dated December 14, 2004 (the "AGREEMENT"), which provides for the merger of AIC with and into MergerCo on the term and conditions set forth in the Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement.

         B. In order to clarify the Parties intended definition of "Minimum Closing Date Cash" and in light of changes to the business and financial condition of AIC and in order to clarify the parties, the Parties desire to amend the provisions of the Agreement on the terms and conditions set forth herein.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties hereto agree as follows:

         1. AMENDMENT TO DEFINITION OF "MINIMUM CLOSING DATE CASH." The definition of "Minimum Closing Date Cash" set forth in Section 1.1 of the Agreement is hereby amended to read as follows:

                  ""MINIMUM CLOSING DATE CASH" means an amount equal to $2,950,000 LESS the sum of (i) the aggregate amount advanced to AIC by Xtrana pursuant to the Promissory Note, (ii) the Audit Fees, and (iii) all other out-of-pocket costs and expenses incurred by Xtrana on or after January 1, 2005 and through the Closing Date which would not have otherwise been incurred by Xtrana but for delay in consummation of the Merger resulting from the necessity of such audit of the AIC financial statements, including, but not limited to, the consulting fees of $5,000 per month payable to James Chamberlain for serving as interim Chief Executive Officer and interim Chief Financial Officer of Xtrana, the director fees incurred by Xtrana (consistent with past practice and policy), consulting fees for


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         the  services of Dennis  Lineberry,  and similar  direct costs incurred after January 1, 2005 and through the Closing Date, but not exceeding in the aggregate $15,000 per month, unless otherwise agreed in writing between AIC and Xtrana."

         2. AMENDMENT TO EXCHANGE RATIO DEFINITIONS. The definitions of each of the terms "AIC Common Exchange Ratio," "AIC Series A Preferred Exchange Ratio" and "AIC Series A-1 Preferred Ratio" set forth in Section 1.1 of the Agreement are hereby amended to add the following sentence to the end of each such definition:

                  "The foregoing exchange ratio shall be subject to further adjustment as provided in SECTION 2.9.1."

         3. AMENDMENT TO SECTION 6.11. Section 6.11 of the Agreement is hereby amended in its entirety to read as follows:

                  "6.11 DEFERRED COMPENSATION. At the Closing, AIC's aggregate obligations for all deferred compensation shall be not more than $550,000 (the "DEFERRED COMPENSATION"). A schedule of the Deferred Compensation will be delivered by AIC to Xtrana prior the Closing and will be attached to this Agreement as SCHEDULE 6.11. At or promptly following the Closing, the Surviving Corporation or Xtrana shall pay up to a total of $100,000 of the Deferred Compensation. Notwithstanding the foregoing, all remaining Deferred Compensation shall be paid by the Surviving Corporation or Xtrana by June 30, 2006."

         4. CLOSING CONDITIONS. Section 7.2 of the Agreement is hereby amended to add the following new Section 7.2.14 and Section 7.2.15:

                  "7.2.14 AIC shall have received additional financing of at least $1,500,000 on terms and conditions reasonably acceptable to Xtrana, and such financing shall not result in any dilution to the Xtrana stockholders' percentage ownership of the issued outstanding shares of capital stock of the Surviving Entity at the Effective Time.

                  7.2.15 Each of Haseeb Chaudhry and Darryl Ray shall have entered into an amendment to his Employment Agreement (together, the "EMPLOYMENT AGREEMENT AMENDMENTS"), which Employment Agreement Amendments shall provide, among other things, for a reduction in annual base salary to $100,000 effective as of January 1, 2005 and shall otherwise be in form and substance acceptable to Xtrana, and the Employment Agreement Amendments shall be in full force and effect as of the Closing."

         5. RATIFICATION OF REMAINING TERMS. Except as set forth above, the remaining terms and conditions of the Agreement shall not be amended by this Amendment and shall remain in full force and effect, and binding in accordance with their respective terms.


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         6.       COUNTERPARTS.  This  Amendment  may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth in the first paragraph.



                                  ALPHA INNOTECH CORPORATION


                                  By:      /S/ HASEEB CHAUDHRY
                                      ----------------------------------------
                                           Name:    Haseeb Chaudhry
                                           Title:   Chief Executive Officer


                                  XTRANA, INC.


                                  By:      /S/ JAMES H. CHAMBERLAIN
                                      ----------------------------------------
                                           Name:    James H. Chamberlain
                                           Title:   Chief Executive Officer


                                  AIC MERGER CORPORATION


                                  By:      /S/ JAMES H. CHAMBERLAIN
                                      ----------------------------------------
                                           Name:    James H. Chamberlain
                                           Title:   President


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